News Release

Investor Contact:

William Tuorto

+1 843-900-7693

info@royalenergy.us

Royal Energy Resources, Inc. Announces

Agreement to Acquire General and Limited Partnership Interests in

Rhino Resource Partners LP

CHARLESTON, SC (January 8, 2016) – Royal Energy Resources, Inc. (OTCBB: ROYE) (“Royal”) announced today that it has entered into a binding term sheet agreement (“Term Sheet”) with Rhino Resource Partners LP (“Rhino”) and Wexford Capital LP (“Wexford”), whereby Royal will acquire 6,769,112 issued and outstanding common units of Rhino currently owned by Wexford. The binding Term Sheet also includes the acquisition by Royal at a later date of all of the issued and outstanding membership interests of Rhino GP LLC, the general partner of Rhino, as well as 9,455,252 issued and outstanding subordinated units of Rhino currently owned by Wexford. Pursuant to the executed binding Term Sheet, Royal and Wexford agree to negotiate definitive agreements to finalize the contemplated transactions described above no later than January 15, 2016.

William Tuorto, Chief Executive Officer of Royal, stated, “We look forward to the opportunity to work with Rhino once the transactions are completed with Wexford. We plan to bring additional financial and market resources which, when combined with Rhino’s existing operations, will provide us with the capability to strategically grow both companies as we move forward.”

About Royal Energy Resources, Inc.

Royal Energy Resources, Inc. is focused on the acquisition of coal, gas and renewable energy assets that are profitable at current distressed prices. We believe that current market conditions present a rare opportunity to purchase high-quality assets at a fraction of their book or enterprise values. Additional information regarding Royal is available on its web site – www.royalenergy.us.

Forward Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to matters such as prospects, anticipated operating and financial performance. Actual prospects and performance may differ from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company. These and other risks are described in the Company’s reports filed with the United States Securities and Exchange Commission. These forward-looking statements are made only as of the date of this communication and Royal Energy Resources, Inc. undertakes no obligation to update or revise these forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Royal undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

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